CTE Investor Relations
100 CTE Drive
Dallas, PA 18612-9774

INVESTOR NEWS

Contact:	David G. Weselcouch
Senior Vice President – Investor Relations
and Corporate Communications
(570) 631-2807

David C. McCourt Resigns from CTE Board of Directors

Dallas, PA – January 31, 2005 -- Commonwealth Telephone Enterprises, Inc. (“CTE”) (Nasdaq: CTCO), announced today that David C. McCourt has resigned from its Board of Directors effective January 27, 2005.

Mr. McCourt served as both Chairman and CEO of CTE’s predecessor company, C-TEC Corporation (“C-TEC”), following purchase of the controlling interest in C-TEC in 1993. Following the restructuring of C-TEC in September 1997, Mr. McCourt became Chairman of CTE and also served as its first CEO. Mr. McCourt retired as Chairman of CTE on September 3, 2003, and continued as a member of CTE’s Board of Directors at that time.

“I want to thank David McCourt for his many years of valuable service and contributions to CTE,” said Michael J. Mahoney, president and CEO of CTE. “David McCourt’s knowledge of our industry, his spirit of innovation and his untiring dedication have all been important ingredients to the success that CTE has achieved over the years.”

About CTE
Headquartered in Dallas, PA, Commonwealth Telephone Enterprises, Inc., serves a growing base of business and residential customers with the full array of technologically advanced data and voice telecommunications products and services, including broadband data services and high-speed Internet access, delivered over its 100% digitally switched, fiber-rich network.

CTE’s primary operating segments are: Commonwealth Telephone Company (“CT”), the nation’s seventh largest publicly held independent local exchange carrier, which has been operating in various rural Pennsylvania markets since 1897; and, CTSI, LLC (“CTSI”), a local exchange carrier operating in competitive markets outside CT’s territory, that formally commenced operations in 1997. Jack Flash®, a broadband data service that uses DSL technology to offer high-speed Internet access and digital connectivity solutions, is offered throughout CTE’s service territories. CTE’s support businesses include epix® Internet Services

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(www.epix.net), one of the Northeast’s largest rural Internet Service Providers (“ISPs”), and Commonwealth Communications, a provider of telecommunications equipment and facilities management services.

A web site featuring current information regarding Commonwealth Telephone Enterprises, Inc., can be found on the Internet at www.ct-enterprises.com. However, the information on this web site does not form a part of this release.

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